EXHIBIT 99

PRESS RELEASE DATED APRIL 23, 2014

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2014 RESULTS

NOTABLE ITEMS INCLUDE:

•	EARNINGS PER SHARE INCREASED OVER 11% FROM THE COMPARABLE 2013 QUARTER

•	NET INTEREST INCOME INCREASED TO $19.1 MILLION AS NET INTEREST MARGIN EXPANDED FROM THE FOURTH QUARTER OF 2013

•	ASSET QUALITY REMAINED STRONG AS NONPERFORMING ASSETS TO TOTAL ASSETS DECREASED TO 0.67%

•	CASH DIVIDEND OF $0.06 PER COMMON SHARE DECLARED PAYABLE MAY 21, 2014, TO STOCKHOLDERS OF RECORD AS OF MAY 7, 2014

•	CAPITAL REMAINS STRONG AT OVER 25% OF TOTAL ASSETS

•	REPURCHASED OVER 3.0 MILLION SHARES OF COMMON STOCK

WOODBRIDGE, NEW JERSEY, APRIL 23, 2014....NORTHFIELD BANCORP, INC. (NasdqGS:NFBK), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.10 for the quarter ended March 31, 2014, compared to basic and diluted earnings per common share of $0.09 for the quarter March 31, 2013. Earnings for the quarter ended March 31, 2014, included a reduction of compensation and benefits of $937,000 ($560,000, after tax), or $0.01 per share, related to the settlement of the former Flatbush Federal Savings & Loan Association pension plan. Earnings for the quarter ended March 31, 2014, also included a charge of $570,000, or $0.01 per share, related to the write-down of deferred assets as a result of tax laws enacted in the State of New York during the first quarter.
Commenting on the first quarter, Chairman and Chief Executive Officer John W. Alexander noted, “The quarter was highlighted by a more than 11% increase in our earnings per share over the previous quarter. Also, with the lapse of the one year regulatory moratorium on stock repurchases following our conversion to a fully public company, we have implemented a repurchase program as part of our overall capital deployment strategy. As part of this strategy, we also continue to evaluate acquisition opportunities that support our lending activities and expand our franchise.”
Mr. Alexander continued, “While competition is fierce for quality loans, we have been successful in attracting borrowers while still maintaining our net interest margin. Notwithstanding significant loan growth, asset quality remains strong and has strengthened further as the economy continues to improve. I also am pleased to announce the Board of Directors has declared a quarterly cash dividend of $0.06 per common share. The quarterly dividend will be payable on May 21, 2014, to stockholders of record as of May 7, 2014.”

Financial Condition
Total assets decreased $10.8 million, or 0.4%, to $2.69 billion at March 31, 2014, from $2.70 billion at December 31, 2013.  The decrease was primarily attributable to decreased securities available-for-sale of $34.7 million and other assets of $2.1 million, partially offset by increases in net loans held-for-investment of $25.6 million, bank owned life insurance of $983,000, and FHLB stock of $1.2 million.

Total loans held-for-investment, net, increased $25.6 million to $1.52 billion at March 31, 2014, as compared to $1.49 billion at December 31, 2013.

Originated loans held-for-investment, net, totaled $1.38 billion at March 31, 2014, as compared to $1.35 billion at December 31, 2013.  The increase was primarily due to an increase in commercial real estate loans of $15.0 million, or 4.4%, to $355.2 million at March 31, 2014, from $340.2 million at December 31, 2013, and multifamily real estate loans of  $10.2 million, or 1.2%, to $881.2 million at March 31, 2014, from $871.0 million at December 31, 2013.  In the current economic environment, management is primarily focused on originating multifamily real estate and home equity loans, with less emphasis on other loan types.  The following table details our multifamily real estate originations for the quarter ended March 31, 2014 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$45,069	3.83%	63%	83	V	20 to 30 Years
498	5.25%	54%	180	F	15 Years
$45,567	3.85%	63%
Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $56.9 million at March 31, 2014, as compared to $59.5 million at December 31, 2013.  The Company accreted interest income of $1.3 million for the quarter ended March 31, 2014, compared to $1.5 million for the quarter ended March 31, 2013.

The Company’s securities available-for-sale portfolio totaled $902.4 million at March 31, 2014, compared to $937.1 million at December 31, 2013.  At March 31, 2014, $820.9 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.  The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.”  The private label securities had an amortized cost and an estimated fair value of $4.0 million at March 31, 2014.  In addition to the above mortgage-backed securities, the Company held $76.5 million in corporate bonds which were all rated investment grade at March 31, 2014, and $946,000 of equity investments in money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $46.0 million at March 31, 2014, as compared to $45.9 million at December 31, 2013.

Total liabilities increased $23.6 million, or 1.2%, to $2.01 billion at March 31, 2014, from $1.99 billion at December 31, 2013.  The increase was primarily attributable to increased borrowings of $26.0 million, securities sold under agreements to repurchase of $3.0 million, and advancements by borrowers for taxes and insurance of $2.3 million, partially offset by decreased deposits of $7.9 million.

Deposits decreased $7.9 million to $1.48 billion at March 31, 2014, as compared to $1.49 billion at December 31, 2013. The decrease was attributable to decreases of $8.7 million in certificates of deposit accounts and $3.9 million in transaction accounts, partially offset by increases of $4.7 million in savings accounts.  The decline in deposits resulted, in part, from the Company’s decision not to retain higher cost time deposits.

Borrowings increased by $29.0 million, or 6.16%, to $499.3 million at March 31, 2014, from $470.3 million at December 31, 2013.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and short-term borrowings) and the weighted average rate by year (dollars in thousands):

Year	Amount	Weighted Avg. Rate
2014	$91,668	1.37%
2015	127,363	2.39%
2016	108,910	2.18%
2017	80,003	1.40%
2018	87,715	1.67%
	$495,659	1.87%

Total stockholders’ equity decreased by $34.4 million to $681.7 million at March 31, 2014, from $716.1 million at December 31, 2013.  This decrease was primarily attributable to net stock repurchases of $38.3 million and dividend payments of $3.3 million. These decreases were partially offset by net income of $5.2 million for the quarter ended March 31, 2014, and a decrease of $1.3 million in accumulated other comprehensive loss as a result of the decreased interest rate environment.
Asset Quality

The following table details total non-accruing loans, total non-performing loans,  total non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2014, December 31, 2013, and March 31, 2013 (dollars in thousands):

	March 31,	December 31,	March 31,
	2014	2013	2013
Non-accruing loans:
Held-for-investment	$6,247	$6,649	$10,191
Held-for-sale	471	471	—
Non-accruing loans subject to restructuring agreements:
Held-for-investment	10,476	10,651	16,289
Total non-accruing loans	17,194	17,771	26,480
Loans 90 days or more past due and still accruing:
Held-for-investment	584	32	1,469
Total non-performing loans	17,778	17,803	27,949
Other real estate owned	150	634	870
Total non-performing assets	$17,928	$18,437	$28,819
Non-performing loans to total loans	1.17%	1.19%	2.23%
Non-performing assets to total assets	0.67%	0.68%	1.01%
Loans subject to restructuring agreements and still accruing	$25,619	$26,190	$25,891
Accruing loans 30 to 89 days delinquent	$12,888	$13,331	$20,589

Total Non-accruing Loans

Total non-accruing loans decreased $577,000 to $17.2 million at March 31, 2014, from $17.8 million at December 31, 2013.  The following table details the decrease (dollars in thousands):

At or for the Quarter Ended
March 31, 2014
Balance at beginning of period	$17,771
Additions	489
Sales of held-for-investment loans	(467)
Pay-offs and principal pay-downs	(212)
Returned to accrual status	(252)
Charge-offs	(135)
Balance at end of period	$17,194

Loans Subject to Troubled Debt Restructuring (TDR) Agreements

Included in non-accruing loans are loans subject to TDR agreements totaling $10.5 million and $10.7 million at March 31, 2014, and December 31, 2013, respectively.  At March 31, 2014, $8.9 million, or 85.4% of the $10.5 million were not performing in accordance with their restructured terms, as compared to $7.5 million, or 70.4%, at December 31, 2013.  Three relationships account for the $8.9 million of loans not performing in accordance with their restructured terms at March 31, 2014, of which one relationship is made of up of several loans totaling $7.4 million collateralized by real estate, with an aggregate appraised value of $9.5 million as of November 2013.
The Company also holds loans subject to restructuring agreements that are on accrual status, totaling $25.6 million and $26.2 million at March 31, 2014, and December 31, 2013, respectively.  At March 31, 2014, loans of $2.7 million, or 10.4% of the $25.6 million were not performing in accordance with the restructured terms, as compared to $3.6 million, or 13.7% of $26.2 million at December 31, 2013.  These loans were less than 60 days delinquent at March 31, 2014.
Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing increased $552,000 to $584,000 at March 31, 2014, from $32,000 at December 31, 2013.  The increase primarily relates to several residential loans that are considered well secured and in the process of collection.

Other real estate owned was $150,000 and $634,000 at March 31, 2014, and December 31, 2013, respectively. The decrease was primarily due to sales during the quarter.
Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at March 31, 2014, totaled $12.9 million, a decrease of $443,000 from the December 31, 2013, balance of $13.3 million.  The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2014, December 31, 2013, March 31, 2013 (dollars in thousands).

	March 31, 2014	December 31, 2013	March 31, 2013
Real estate loans:
Commercial	$3,140	$4,274	$8,247
One-to-four family residential	5,228	5,644	7,241
Construction and land	—	—	611
Multifamily	2,911	2,483	2,742
Home equity and lines of credit	32	94	247
Commercial and industrial loans	1,577	815	1,467
Other loans	—	21	34
Total delinquent accruing loans	$12,888	$13,331	$20,589

PCI Loans (Held-for-Investment)

At March 31, 2014, based on recorded contractual principal, 9.3% of PCI loans were past due 30 to 89 days, and 17.1% were past due 90 days or more, as compared to 6.6% and 14.9%, respectively, at December 31, 2013.  The increase in the percentage of delinquencies resulted primarily from declining PCI principal balances of $2.6 million to $56.9 at March 31, 2014, from December 31, 2013.

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2014 and 2013

Net income was $5.2 million and $4.8 million for the quarters ended March 31, 2014, and 2013, respectively.  Significant variances from the comparable prior year period are as follows: a $350,000 increase in net interest income, a  $1.1 million decrease in non-interest income, a $2.3 million decrease in non-interest expense, and a $1.0 million increase in income tax expense.

Net interest income for the quarter ended March 31, 2014, increased $350,000, or 1.9%, due primarily to a 19 basis point increase in our net interest margin to 3.10% and a decrease of $186,000 in our average interest-bearing liabilities, partially offset by a decrease in average interest-earning assets of $114,000.  The decrease in average interest-bearing liabilities was due primarily to decreases in interest-bearing deposits.  The 2014 first quarter included loan prepayment income of $535,000, as compared to $490,000 for the quarter ended March 31, 2013.  The March 31, 2014, quarter also included a recovery of $246,000 of interest income that was previously charged-off related to a loan payoff. Rates paid on interest-bearing liabilities decreased 15 basis points to 0.85% for the current quarter, as compared to 1.00% for the prior year period.  Additionally, yields earned on interest-earning assets increased four basis points to 3.69% for the quarter ended March 31, 2014, as compared to 3.65% for the comparable quarter in 2013.

The provision for loan losses increased $140,000, or 50.5%, to $417,000 for the quarter ended March 31, 2014, from $277,000 for the quarter ended March 31, 2013.  The increase in the provision for loan losses resulted primarily from loan growth.  Originated loans grew approximately $32.3 million for the quarter ended March 31, 2014, compared to $16.6 million for the quarter ended March 31, 2013. Net recoveries were  $111,000 for the quarter ended March 31, 2014, compared to net charge-offs of $385,000 for the quarter ended March 31, 2013.

Non-interest income decreased $1.1 million, or 33.3%, to $2.2 million for the quarter ended March 31, 2014, from $3.3 million for the quarter ended March 31, 2013.  This decrease was primarily a result of a $1.7 million decrease in gains on securities transactions, net, as there were fewer securities sales in 2014, partially offset by an increase of $318,000 in fees and service charges for customer services and an increase of $219,000 in income earned on bank owned life insurance.  Securities gains in the first quarter of 2014 included $69,000 related to the Company’s trading portfolio, while the first quarter of 2013 included securities gains of $243,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan.  The participants of this plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense decreased $2.3 million, or 16.0%, for the quarter ended March 31, 2014, compared to the quarter ended March 31, 2013.  This is due primarily to a $1.7 million decrease in compensation and employee benefits which is related to the the settlement of a pension plan acquired in the Flatbush Federal Bancorp, Inc. and Flatbush Federal Savings & Loan Association merger (the Merger), the reduction in staff as the result of the Merger, and the mark-to-market adjustment related to the Company's deferred compensation plan which is described above. Data processing costs decreased $786,000, due to conversion costs related to the Merger, and professional fees of $220,000 also contributed to the overall decrease in non-interest expense. The decreases were partially offset by a $219,000 increase in occupancy expense, due to an increase in snow removal costs, and a $249,000 increase in other expenses, primarily related to an increase in OREO expenses.

The Company recorded income tax expense of $3.6 million for the quarter ended March 31, 2014, compared to $2.6 million for the quarter ended March 31, 2013.  The effective tax rate for the quarter ended March 31, 2014, was 40.7% as a result of the deferred tax asset write-down of $570,000 related to the New York State tax law change enacted on March 31, 2014, as compared to 35.1% for the quarter ended March 31, 2013. The tax reform lowered future marginal tax rates and changed apportionment factors, resulting in a reduction of the Company's deferred tax assets.

Comparison of Operating Results for the Three Months Ended March 31, 2014, and December 31, 2013

Net income was $5.2 million and $5.0 million for the quarters ended March 31, 2014, and December 31, 2013, respectively.  Significant variances from the prior quarter are as follows: a $433,000 increase in net interest income, a  $447,000 decrease in non-interest income, a $926,000 decrease in non-interest expense, and a $648,000 increase in income tax expense.

Net interest income for the quarter ended March 31, 2014, increased $433,000, or 2.3%, as our net interest margin increased by 15 basis points to 3.10% and interest-bearing liabilities decreased $5.0 million, and was partially offset by interest-earning assets decreasing by $15.3 million.  The decrease in average interest-bearing liabilities was due primarily to decreases in average interest-bearing deposits decreasing $2.0 million and borrowed funds decreasing $3.0 million. The March 31, 2014, quarter included loan prepayment income of $535,000 compared to $290,000 for the quarter ended December 31, 2013.  The March 31, 2014, quarter also included a recovery of $246,000 of interest income that was previously charged-off related to a loan payoff. Rates paid on interest-bearing liabilities decreased five basis points to 0.85% for the current quarter as compared to 0.90% for the prior period.  Yields earned on interest-earning assets increased by 12  basis points to 3.69% for the quarter ended March 31, 2014, as compared to 3.57% for the quarter ended December 31, 2013.

The provision for loan losses remained relatively flat at $417,000 for the quarter ended March 31, 2014, compared to the quarter ended December 31, 2013.

Non-interest income decreased $447,000, or 17.1%, to $2.2 million for the quarter ended March 31, 2014, from $2.6 million at December 31, 2013.  Significant variances from the prior quarter were a $392,000 decrease in other non-interest income primarily related to the sale of vacant land adjacent to a branch in 2013, and a $152,000 decrease in gain on securities transactions, net, partially offset by an increase of $132,000 in fees and service charges.  Securities gains in the first quarter of 2014, included $69,000 related to the Company’s trading portfolio described above, while the fourth quarter of 2013 included securities gains of $267,000 related to the Company’s trading portfolio.

Non-interest expense decreased $926,000, or 7.1%, for the quarter ended March 31, 2014, compared to the quarter ended December 31, 2013.  This is due primarily to a $1.6 million decrease in compensation and employee benefits related to the settlement of a pension plan acquired in the Merger and the mark-to-market adjustment related to the Company's deferred compensation plan which is described above, partially offset by an increase in occupancy expense of $252,000, due to an increase in snow removal costs, and other non-interest expense of $512,000, primarily related to OREO expenses, reserves on loan commitments, and costs associated with non-performing loans.

The Company recorded income tax expense of $3.6 million for the quarter ended March 31, 2014 compared to $2.9 million for the quarter ended December 31, 2013.  The effective tax rate for the quarter ended December 31, 2013 was 40.7% as a result of the deferred tax asset write-down of $570,000 related to the New York State tax law change enacted on March 31, 2014, as compared to 37.2% for the quarter ended December 31, 2013.  The tax reform lowered future marginal tax rates and changed apportionment factors, resulting in a reduction of the Company's deferred tax assets.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	At	At	At
	March 31, 2014	December 31, 2013	March 31, 2013
	(unaudited)	(unaudited)	(unaudited)
Selected Financial Condition Data:
Total assets	$2,691,971	$2,702,764	$2,843,630
Cash and cash equivalents	61,117	61,239	65,919
Trading securities	6,114	5,998	5,161
Securities available-for-sale, at estimated fair value	902,350	937,085	1,336,772
Loans held-for-sale	471	471	—
Loans held-for-investment:
Purchased credit-impaired (PCI) loans(1)	56,856	59,468	71,406
Loans acquired, net	73,292	77,817	97,038
Originated loans, net	1,384,916	1,352,191	1,085,526
Total loans held-for-investment, net	1,515,064	1,489,476	1,253,970
Allowance for loan losses	(26,565)	(26,037)	(26,316)
Net loans held-for-investment	1,488,499	1,463,439	1,227,654
Non-performing loans:
Held-for-investment(2)	17,307	17,332	27,949
Held-for-sale(2)	471	471	—
Total non-performing loans	17,778	17,803	27,949
Other real estate owned	150	634	870
Bank owned life insurance	126,097	125,113	93,614
Federal Home Loan Bank of New York stock, at cost	18,686	17,516	11,679
Borrowed funds	499,287	470,325	399,504
Deposits	1,484,774	1,492,689	1,624,554
Total liabilities	2,010,248	1,986,656	2,099,602
Total stockholders’ equity	$681,723	$716,108	$744,028
Total shares outstanding	54,916,665	57,926,233	58,202,819
Tangible book value per share	$12.11	$12.07	$12.49

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)  (unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Selected Operating Data:
Interest income	$22,764	$23,516	$22,620
Interest expense	3,649	4,751	3,938
Net interest income before provision for loan losses	19,115	18,765	18,682
Provision for loan losses	417	277	416
Net interest income after provision for loan losses	18,698	18,488	18,266
Non-interest income	2,172	3,256	2,619
Non-interest expense	12,063	14,366	12,989
Income before income tax expense	8,807	7,378	7,896
Income tax expense	3,588	2,586	2,940
Net income	$5,219	$4,792	$4,956
Basic earnings per share(3)	$0.10	$0.09	$0.09
Diluted earnings per share(3)	$0.10	$0.09	$0.09

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)  (unaudited)

	At or For the Three
	Months Ended
	March 31,		December 31,
	2014	2013	2013
Selected Financial Ratios:
Performance Ratios(4):
Return on assets (ratio of net income to average total assets)	0.78%	0.69%	0.72%
Return on equity (ratio of net income to average equity)	2.97	2.94	2.73
Average equity to average total assets	26.33	23.52	26.47
Interest rate spread	2.84	2.65	2.67
Net interest margin	3.10	2.91	2.95
Efficiency ratio(5)	56.67	65.24	60.98
Non-interest expense to average total assets	1.81	2.07	1.90
Non-interest expense to average total interest-earning assets	1.96	2.23	2.05
Average interest-earning assets to average interest-bearing liabilities	144.36	136.28	144.82
Asset Quality Ratios:
Non-performing assets to total assets	0.67	1.01	0.68
Non-performing loans to total loans(6)	1.17	2.23	1.19
Allowance for loan losses to non-performing loans held-for-investment(7)	153.49	97.13	150.23
Allowance for loan losses to total loans held-for-investment, net(8)	1.75	2.10	1.75
Allowance for loan losses to originated loans held-for-investment, net(9)	1.88	2.42	1.93
Annualized net (recoveries) charge-offs to total average loans	(0.03)	0.13	0.40
Provision for loan losses as a multiple of net charge-offs	NM(10)	0.72	0.28

(1)	Primarily acquired from the Federal Deposit Insurance Corporation.

(2)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in total loans held-for-investment, net and non-performing loans held-for-sale.

(3)
Basic net income per common share is calculated based on 53,597,832 and 54,908,035 average shares outstanding for the three months ended March 31, 2014, and March 31, 2013, respectively.  Diluted earnings per share is calculated based on 54,643,787 and 55,786,537 average shares outstanding for the three months ended March 31, 2014, and March 31, 2013, respectively.  Basic net income per common share is calculated based on 54,435,395 average shares outstanding for the three months ended December 31, 2013. Diluted earnings per share is calculated based on 55,442,005 average shares outstanding for the three months ended December 31, 2013.

(4)	Annualized when appropriate.

(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(6)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(7)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(8)	Includes PCI and acquired loans held-for-investment.

(9)	Excludes PCI and acquired loans held-for-investment, and their related allowance for loan losses.

(10)	Not meaningful.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans(5)	$1,505,166	$17,796	4.79%	$1,466,895	$17,451	4.72%	$1,239,140	$16,487	5.40%
Mortgage-backed securities	855,559	4,589	2.18	891,937	4,825	2.15	1,176,998	6,392	2.20
Other securities	82,796	157	0.77	103,158	191	0.73	110,261	441	1.62
Federal Home Loan Bank of New York stock	17,820	210	4.78	17,564	138	3.12	11,895	156	5.32
Interest-earning deposits in financial institutions	38,674	12	0.13	35,739	15	0.17	75,668	40	0.21
Total interest-earning assets	2,500,015	22,764	3.69	2,515,293	22,620	3.57	2,613,962	23,516	3.65
Non-interest-earning assets	204,025			200,829			194,041
Total assets	$2,704,040			$2,716,122			$2,808,003

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$946,424	$479	0.21	$938,356	$501	0.21	$1,055,590	$887	0.34
Certificates of deposit	305,442	759	1.01	315,508	820	1.03	457,821	1,251	1.11
Total interest-bearing deposits	1,251,866	1,238	0.40	1,253,864	1,321	0.42	1,513,411	2,138	0.57
Borrowed funds	479,914	2,411	2.04	482,939	2,617	2.15	404,638	2,613	2.62
Total interest-bearing liabilities	1,731,780	3,649	0.85	1,736,803	3,938	0.90	1,918,049	4,751	1.00
Non-interest bearing deposit accounts	223,469			229,182			204,854
Accrued expenses and other liabilities	36,825			31,113			24,543
Total liabilities	1,992,074			1,997,098			2,147,446
Stockholders' equity	711,966			719,024			660,557
Total liabilities and stockholders' equity	$2,704,040			$2,716,122			$2,808,003

Net interest income		$19,115			$18,682			$18,765
Net interest rate spread(2)			2.84%			2.67%			2.64%
Net interest-earning assets(3)	$768,235			$778,490			$695,913
Net interest margin(4)			3.10%			2.95%			2.91%
Average interest-earning assets to
interest-bearing liabilities			144.36%			144.82%			136.28%

(1)	Average yields and rates are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.